Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4

(Form Type)

IMMUNOME, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Security	Security	Fee	Amount	Proposed	Maximum	Fee Rate	Amount of
Type	Class	Calculation	Registered[1]	Maximum	Offering Price		Registration
	Title	or Carry		Offering			Fee
		Forward		Price Per
		Rule		Unit
Equity	Common Stock,	457(c), 457(f)(1)	11,658,035[2]	$6.97835	$81,353,848.54225[3]	0.0001102	$8,965.20
par value $0.0001 per share
Total Offering Amounts					$81,353,848.54225		$8,965.20
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$8,965.20

1 Pursuant to Rule 416(a) of the U.S. Securities Act of 1933, as amended (Securities Act), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

2 Based on the maximum number of Common Stock, par value $0.0001 per share (Immunome Common Stock), of Immunome, Inc. (Immunome) estimated to be issued in connection with the Merger described herein (the Merger) between Immunome, Ibiza Merger Sub Inc. (Merger Sub), and Morphimmune Inc. (Morphimmune).

3 Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 11,658,035 shares of Immunome Common Stock and (ii) $6.97835, the average of the high and low trading prices of the Immunome Common Stock on August 2, 2023 (a date within five business days prior to the date of this registration statement).

The Registrant does not have any carry-forward securities.